Exhibit 4.3

EXECUTION VERSION

ESCROW AND SECURITY AGREEMENT

This Escrow and Security Agreement dated as of September 18, 2014 (the “Escrow Agreement”), is entered into by and among Consolidated Communications Finance II Co., a Delaware corporation (the “Issuer”), Wells Fargo Bank, National Association, as trustee under the Indenture defined below (the “Trustee”), Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”) and Wells Fargo Bank, National Association, as a “bank” and “securities intermediary” (each term as defined in the UCC (as defined herein)) (in such capacities, the “Financial Institution”).

RECITALS

A.
Pursuant to that certain indenture, dated as of September 18, 2014 (as may be amended, supplemented or otherwise modified from time to time, the “Indenture”), between the Issuer and the Trustee, the Issuer will issue $200,000,000 in aggregate principal amount of 6.50% Senior Notes due 2022 (the “Notes”).  The Notes are being issued in an unregistered offering (the “Offering”) pursuant to that certain purchase agreement, dated September 4, 2014 (the “Purchase Agreement”), among the Issuer, Consolidated Communications Holdings, Inc. (“Holdings”), Consolidated Communications, Inc. (the “Company”), certain subsidiaries of the Company signatories thereto and Morgan Stanley & Co. LLC, as representative of the several initial purchasers named in Schedule I thereto (the “Initial Purchaser”), and in connection with the Offering, the Issuer prepared a preliminary offering memorandum dated September 4, 2014 (the “Preliminary Offering Memorandum”) and a final offering memorandum dated September 4, 2014 (the “Final Offering Memorandum”).

B.
Pursuant to the terms of the Indenture, if (i) Holdings has not consummated the acquisition of Enventis Corporation (the “Acquisition”) on or prior to 9:00 a.m. (Eastern time) on January 31, 2015 (the “Redemption Deadline”) or (ii) the agreement and plan of merger, dated June 29, 2014, governing the Acquisition (the “Acquisition Agreement”) is terminated on or prior to the Redemption Deadline, the Issuer shall be required to redeem the Notes pursuant to the terms of the Indenture.

C.
Pending consummation of the Acquisition, the Issuer agrees to place in escrow certain funds and the Escrow Agent agrees to hold and distribute such funds in accordance with the terms of this Escrow Agreement.

In consideration of the promises and agreements of the Issuer and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Issuer, the Trustee, the Financial Institution and the Escrow Agent agree as follows:

ARTICLE 1
APPOINTMENT OF ESCROW AGENT

Section 1.1.   Appointment of the Escrow Agent.  The Issuer hereby designates and appoints the Escrow Agent to act as escrow agent in accordance with the terms and conditions of this Escrow Agreement, and the Escrow Agent hereby accepts such designation and appointment.

ARTICLE 2
ESCROW DEPOSIT

Section 2.1.   Receipt of Escrow Property; Grant of Security Interest.

(a)           Upon execution hereof, the Issuer shall deposit, or cause to be deposited, with the Financial Institution, in the Escrow Account (as defined below) $204,802,777.78 in the form of cash by wire transfer in immediately available funds (the “Initial Deposit”), which amount shall be sufficient to redeem the Notes at a redemption price of 100.00% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any (the “Special Redemption Price”), to but excluding the Redemption Deadline.

(b)           The Financial Institution shall accept the Initial Deposit and shall hold such funds, all investments thereof, any Distributions (as hereinafter defined) and the proceeds of the foregoing in account number 83352700 maintained by the Financial Institution in the name of the Trustee (such account, the “Escrow Account”) for disbursement in accordance with the provisions hereof.  The Trustee shall be the entitlement holder with respect to the Escrow Account.  The Issuer will not have any access to the Escrow Account or funds or investment property credited thereto, other than the limited contractual right to receive the Escrow Property under the circumstances specified in Section 2.3 hereof.  The Initial Deposit, the Escrow Account and all funds or securities now or hereafter credited to the Escrow Account, all investments of any of the foregoing, plus all interest, dividends and other distributions and payments on any of the foregoing (collectively the “Distributions”) received or receivable in respect of any of the foregoing, together with all proceeds of any of the foregoing are collectively referred to herein as “Escrow Property.”  The wire instructions with respect to the Escrow Account are as follows:

Wells Fargo Bank, N.A.
ABA No.:  121000248
Account No.:  0001038377 (Corp. Trust Wire Clearing)
Reference:  Consolidated Communications
F/F/C 83352700
Attn: Julius Zamora

The Escrow Agent and the Financial Institution agree to accept delivery of the Escrow Property and shall hold and safeguard the Escrow Property and shall hold and dispose of the Escrow Property only in accordance with the terms hereof.

(c)           The Issuer hereby pledges, assigns and grants to the Trustee, for the benefit of the holders of the Notes, as security for the due and punctual payment when due of all amounts that may be payable from time to time under the Indenture and the Notes (the “Secured Obligations”), a continuing security interest in, and a lien on, all of the Issuer’s rights, whether now existing or hereafter acquired or arising, under this Escrow Agreement and in all right, title and interest of the Issuer, whether now existing or hereafter acquired or arising, in the Escrow Account and all Escrow Property and security entitlements in respect of financial assets credited to the Escrow Account from time to time.

(d)           The parties hereto acknowledge and agree that: (a) the Escrow Account will be treated as a “Securities Account,” (b) the Escrow Property (other than the Escrow Account) and other assets credited to the Escrow Account will be treated as “Financial Assets,” (c) this Escrow Agreement governs the Escrow Account and provides rules governing the priority among possible “Entitlement Orders” received by the Financial Institution from the Issuer, the Trustee and any other persons entitled to give “Entitlement Orders” with respect to such Financial Assets and (d) the “Securities Intermediary’s Jurisdiction” is the State of New York.  The Financial Institution represents and warrants that it is a “Securities Intermediary” with respect to the Escrow Account and the “Financial Assets” credited to the Escrow Account.  Except as specifically provided herein, the terms of the New York Uniform Commercial Code, as amended, or any successor provision (the “UCC”), will apply to this Escrow Agreement, and all terms quoted in this clause and clause (e) will have the meanings assigned to them by Article 8 and Article 9 of the UCC.

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(e)           The Escrow Agent hereby agrees that all property delivered to the Escrow Agent for crediting to the Escrow Account will be promptly credited to the Escrow Account by the Financial Institution.  The Financial Institution represents and warrants that it has not entered into, and agrees that it will not enter into, any control agreement or any other agreement relating to the Escrow Account with any other third party without the prior written consent of the Issuer and the Trustee.  The parties agree that all financial assets (except cash) credited to the Escrow Account will be registered in the name of the Financial Institution or indorsed to the Financial Institution or in blank and in no case will any financial asset credited to the Escrow Account be registered in the name of the Issuer, payable to the order of the Issuer or specially indorsed to the Issuer unless such financial asset has been further indorsed to the Financial Institution or in blank.  Each of the parties hereto acknowledges and agrees that the Escrow Account will be under the control (within the meanings of Sections 8-106 and 9-106 of the UCC) of the Trustee and, notwithstanding any other provision of this Escrow Agreement, the Financial Institution will comply with all “Entitlement Orders” (as defined in Section 8-102 of the UCC) with respect to the Escrow Account and all instructions directing disposition of funds in the Escrow Account, in each case originated by the Trustee without further consent of the Issuer or any other person; provided, that the Financial Institution shall honor Entitlement Orders issued by the Issuer in accordance with Section 2.3.

(f)           The Issuer agrees to take all steps reasonably necessary in connection with the perfection of the Trustee’s security interest in this Escrow Agreement and the Escrow Property and the protection of the Escrow Property from claims by third parties and, without limiting the generality of the foregoing, the Issuer and the Trustee hereby authorize the Initial Purchaser to file one or more UCC financing statements in such jurisdictions and filing offices and containing such description of collateral as the Initial Purchaser may determine is reasonably necessary in order to perfect the security interest granted herein, and any such filing is authorized to be made by the Initial Purchaser or its counsel.  The Issuer represents and warrants that it is duly formed and validly existing as a corporation under the laws of the state of Delaware and is not organized under the laws of any other jurisdiction, and hereby agrees that, prior to the termination of this Escrow Agreement, it will not change its name or jurisdiction of organization without giving the Trustee and the Initial Purchaser not more than 60 or less than 30 days’ prior written notice thereof and taking all steps required under the UCC to cause the security interests granted herein to remain perfected.

(g)           Upon the release of any Escrow Property pursuant to Section 2.3, the security interest of the Trustee for the benefit of the holders of the Notes granted herein shall automatically terminate with respect to any such Escrow Property so released without any further action and such released Escrow Property shall be delivered to the recipient free and clear of any and all liens, claims or encumbrances of the Financial Institution, the Escrow Agent, the Trustee and the holders of the Notes.  The Trustee shall, at the reasonable request of the Issuer, take all steps reasonably necessary to terminate any financing statements and will execute such other documents without recourse, representation or warranty of any kind as the Issuer may reasonably request in writing to evidence or confirm the termination of the security interest in such released Escrow Property.

(h)           Upon receipt of the Escrow Property into the Escrow Account, the Escrow Agent and the Trustee shall give notice of such receipt, in the form attached hereto as Exhibit A, to the Issuer.

Section 2.2.   Investments.

(a)           The Escrow Agent is hereby authorized and directed to deposit, transfer, hold and invest the Escrow Property and any investment income thereon in the Cash Equivalent as set forth in Exhibit E and any subsequent written investment direction of the Issuer only in Cash Equivalents (as defined in the Indenture).  Any investment earnings and income on the Escrow Property shall become part of the Escrow Property, and shall be disbursed in accordance with Section 2.3 or Section 2.5 of this Escrow Agreement.  The Financial Institution will credit all such investments to the Escrow Account and hereby agrees to treat any such investment as a “Financial Asset” within the meaning of Section 8-102(a)(9) of the UCC.

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(b)           The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement.  The Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement.  The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with any one or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account.  The Issuer acknowledges that the Escrow Agent is not providing investment supervision, recommendations, or advice.

Section 2.3.   Disbursements.  The Escrow Agent is directed to distribute the Escrow Property in the following manner:

(a)           If the Escrow Agent shall have received a certificate from the Issuer, Holdings and the Company in the form attached hereto as Exhibit B (the “Consummation Release Certificate”), executed by one of the authorized signatories of the respective entities listed on Exhibit D to this Escrow Agreement, then the Escrow Agent shall release and deliver all amounts in the Escrow Account in accordance with the instructions and on the date provided therein, which date shall be no later than the Redemption Deadline; provided such Consummation Release Certificate is received by the Escrow Agent no later than 9:00 a.m. (Eastern time) on the third business day prior to the day on which the release is to occur; provided further that if a Redemption Release Certificate (as defined below) has been delivered no later than 9:00 a.m. (Eastern time) on the third business day prior to the Redemption Deadline (as defined below) because the Acquisition has not been consummated, the Issuer may revoke such Redemption Release Certificate by delivering a Consummation Release Certificate to the Escrow Agent prior to 9:00 a.m. (Eastern time) on the Redemption Deadline.  The Escrow Agent shall confirm in writing to the Issuer that the Escrow Property has been released by it in accordance with the Consummation Release Certificate.

(b)           If the Escrow Agent shall have received a certificate from the Issuer in the form attached hereto as Exhibit C (the “Redemption Release Certificate”), executed by one of the authorized signatories listed on Exhibit D to this Escrow Agreement, then the Escrow Agent shall release to the Trustee from the Escrow Account the amount specified in the Redemption Release Certificate in accordance with the instructions and on the date provided therein, which date shall be no later than the Redemption Deadline (the “Special Redemption Date”); provided such Redemption Release Certificate is received by the Escrow Agent no later than 9:00 a.m. (Eastern time) on the third business day prior to the day on which the release is to occur; provided further that if the Redemption Release Certificate is not received by 9:00 a.m. (Eastern time) on the Redemption Deadline, then the Escrow Agent shall, without the requirement of notice to or action by the Issuer or any other person, promptly release and deliver all amounts in the Escrow Account to the Trustee on the Redemption Deadline.  The Escrow Agent shall confirm in writing to the Issuer that the Escrow Property has been released by it in accordance with the Redemption Release Certificate.  A Redemption Release Certificate may be revoked as provided in paragraph (a) of this Section 2.3.

(c)           If any funds remain in the Escrow Account after funds sufficient to pay for the redemption of the Notes on the Special Redemption Date have been released from the Escrow Account to the Trustee pursuant to paragraph (b) of this Section 2.3, then such remaining funds shall, on or prior to the close of business on the Special Redemption Date, be released and delivered to the Issuer in accordance with the instructions provided in the Redemption Release Certificate.

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(d)           The Escrow Agent shall confirm each funds transfer instruction received in the name of the Issuer by means of the security procedure selected by the Issuer and communicated to the Escrow Agent through a signed certificate in the form of Exhibit D attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement.  Once delivered to the Escrow Agent, Exhibit D may be revised or rescinded only by a writing signed by an authorized representative of the Issuer.  Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it.  If a revised Exhibit D or a rescission of an existing Exhibit D is delivered to the Escrow Agent by an entity that is a successor-in-interest to the Issuer, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Issuer under this Escrow Agreement.

The Issuer understands that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by the Issuer may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

Section 2.4.   Income Tax Allocation and Reporting.

(a)           The Issuer agrees that, for tax reporting purposes, all interest and other income from investment of the Escrow Property shall, as of the end of each calendar year and to the extent required by the Internal Revenue Service, be reported as having been earned by the Issuer, whether or not such income was disbursed during such calendar year.

(b)           Prior to closing, the Issuer shall provide the Escrow Agent with certified tax identification numbers by furnishing appropriate forms W-9 or W-8 and such other forms and documents that the Escrow Agent may request.  The Issuer understands that if such tax reporting documentation is not provided and certified to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, to withhold a portion of any interest or other income earned on the investment of the Escrow Property.

(c)           To the extent that the Escrow Agent becomes liable for the payment of any taxes in respect of income derived from the investment of the Escrow Property, the Escrow Agent shall satisfy such liability to the extent possible from the Escrow Property.  The Issuer shall indemnify, defend and hold the Escrow Agent harmless from and against any tax, late payment, interest, penalty or other cost or expense that may be assessed against the Escrow Agent on or with respect to the Escrow Property and the investment thereof unless such tax, late payment, interest, penalty or other expense was directly caused by the gross negligence or willful misconduct of the Escrow Agent.  The indemnification provided by this Section 2.4(c) is in addition to the indemnification provided in Section 4.1 and shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 2.5.   Termination.  Upon the disbursement of all of the Escrow Property, including any interest and investment earnings thereon, this Escrow Agreement shall terminate and be of no further force and effect except that the provisions of Sections 2.4(c), 4.1 and 4.2 hereof shall survive termination.  Upon termination of this Escrow Agreement, all security interest of the Trustee for the benefit of the holders of the Notes granted pursuant to, and described in, Section 2.1 of this Escrow Agreement shall automatically terminate without any further action.  The Trustee shall at the reasonable request of the Issuer take all steps reasonably necessary to terminate any financing statements that have not been terminated pursuant to Section 2.1 hereof and shall execute such other documents without recourse, representation or warranty of any kind as the Issuer may reasonably request in writing to evidence or confirm the termination of such security interest.

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ARTICLE 3
DUTIES OF THE ESCROW AGENT

Section 3.1.   Scope of Responsibility.  Notwithstanding any provision to the contrary or references to other documents or agreements contained herein, the Escrow Agent is obligated only to perform the duties specifically set forth in this Escrow Agreement, which shall be deemed purely ministerial in nature.  Under no circumstances will the Escrow Agent be deemed to be a fiduciary to the Issuer or any other person under this Escrow Agreement.  The Escrow Agent will not be responsible or liable for the failure of the Issuer to perform in accordance with this Escrow Agreement.  The Escrow Agent shall neither be responsible for, nor chargeable with, knowledge of the terms and conditions of any other agreement, instrument, or document other than this Escrow Agreement, whether or not an original or a copy of such agreement has been provided to the Escrow Agent; and the Escrow Agent shall have no duty to know or inquire as to the performance or nonperformance of any provision of any such agreement, instrument, or document.  References in this Escrow Agreement to any other agreement, instrument, or document are for the convenience of the Issuer, and the Escrow Agent has no duties or obligations with respect thereto.  In the event that any of the terms and provisions of any other agreement between any of the parties hereto conflict or are inconsistent with any of the terms and provisions of this Escrow Agreement, the terms and provisions of this Escrow Agreement shall govern and control the duties of the Escrow Agent in all respects.  This Escrow Agreement sets forth all matters pertinent to the escrow contemplated hereunder, and no additional obligations of the Escrow Agent shall be inferred or implied from the terms of this Escrow Agreement or any other agreement.

Section 3.2.   Attorneys and Agents.  The Escrow Agent shall be entitled to rely on and shall not be liable for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counsel or other professionals retained or consulted by the Escrow Agent.  The Escrow Agent shall be reimbursed as set forth in Section 4.1 for any and all compensation (reasonable fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals.  The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

Section 3.3.   Reliance.  The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of the Issuer, Holdings, the Company or any of their respective agents, representatives, successors, or assigns.  The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority.  Concurrent with the execution of this Escrow Agreement, the Issuer shall deliver to the Escrow Agent authorized signers’ forms in the form of Exhibit D to this Escrow Agreement.

Section 3.4.   Right Not Duty Undertaken.  The permissive rights of the Escrow Agent to do things enumerated in this Escrow Agreement shall not be construed as duties.

Section 3.5.   No Financial Obligation.  No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement.

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ARTICLE 4
PROVISIONS CONCERNING THE ESCROW AGENT AND THE TRUSTEE

Section 4.1.   Indemnification.  The Issuer shall indemnify, defend and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense, including, without limitation, reasonable attorneys’ fees and expenses or other reasonable professional fees and expenses which the Escrow Agent and its directors, officers, employees and agents may suffer or incur by reason of any action, claim or proceeding brought against the Escrow Agent, arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent.  The provisions of this Section 4.1 shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

Section 4.2.   Limitation of Liability.  THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (I) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (II) SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

Section 4.3.   Resignation or Removal.  The Escrow Agent may resign at any time by furnishing written notice of its resignation to the Issuer, and the Issuer may remove the Escrow Agent by furnishing to the Escrow Agent a written notice of its removal along with payment of all fees and expenses to which it is entitled through the date of termination.  Such resignation or removal, as the case may be, shall be effective thirty (30) days after the delivery of such notice or upon the earlier appointment of a successor, and the Escrow Agent’s sole responsibility thereafter shall be to safely keep the Escrow Property and to deliver the same to a successor escrow agent as shall be appointed by the Issuer, as evidenced by a joint written notice filed with the Escrow Agent or in accordance with a court order.  If the Issuer has failed to appoint a successor escrow agent prior to the expiration of thirty (30) days following the delivery of such notice of resignation or removal, the Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent or for other appropriate relief, and any such resulting appointment shall be binding upon the Issuer.

Section 4.4.   Compensation.  The Escrow Agent shall be entitled to compensation for its services as separately agreed to in the fee letter dated August 26, 2014 between the Issuer and the Escrow Agent, which compensation shall be paid by the Issuer.  The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Escrow Agreement; provided, however, that in the event that the conditions for the disbursement of funds under this Escrow Agreement are not fulfilled, or the Escrow Agent renders any service not contemplated in this Escrow Agreement, or there is any assignment of interest in the subject matter of this Escrow Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Escrow Agreement or the subject matter hereof, then the Escrow Agent shall be compensated for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees and expenses, occasioned by any such delay, controversy, litigation or event.  If any amount due to the Escrow Agent hereunder is not paid within thirty (30) days of the date due, the Escrow Agent in its sole discretion may charge interest on such amount up to the highest rate permitted by applicable law.  The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Property with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Property.

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Section 4.5.   Disagreements.  The Escrow Agent shall not be required to make any disbursement under this Escrow Agreement or otherwise to act on any request or instruction provided to it under this Escrow Agreement (i) if, in the Escrow Agent’s reasonable opinion, it does not comply with the requirements of this Escrow Agreement; or (ii) in the event of a disagreement between the Issuer and the Trustee resulting in conflicting claims or demands being made in connection with the Escrow Property.  If the Escrow Agent refuses to make any disbursement or otherwise to act on any request or instruction provided to it under this Escrow Agreement, it must, as soon as reasonably practicable, notify the Issuer and the Trustee in writing of the decision not to act and thereafter it shall release and deliver the Escrow Property in accordance with the instructions to be provided in writing and executed by one of the authorized signatories listed on Exhibit D to this Escrow Agreement and the Trustee, or in accordance with a court order.

Section 4.6.   Merger or Consolidation.  Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

Section 4.7.   Attachment of Escrow Property; Compliance with Legal Orders.  In the event that any Escrow Property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the Escrow Property, the Escrow Agent is hereby expressly authorized, in its sole discretion, to respond as it deems appropriate or to comply with all writs, orders or decrees so entered or issued, or which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction.  In the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to the Issuer or to any other person, firm or corporation, should, by reason of such compliance notwithstanding, such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

Section 4.8.   Force Majeure.  The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

Section 4.9.   Concerning the Trustee.  This Escrow Agreement has been accepted, executed and delivered by the Trustee in its capacity as Trustee under and pursuant to the terms of the Indenture. The Trustee shall be entitled to all rights, privileges, immunities and protections set forth in the Indenture in the acceptance, execution, delivery and performance of this Escrow Agreement as though fully set forth herein.

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ARTICLE 5
MISCELLANEOUS

Section 5.1.   Successors and Assigns.  This Escrow Agreement shall be binding on and inure to the benefit of the Issuer and the Escrow Agent and their respective successors and permitted assigns.  No other persons shall have any rights under this Escrow Agreement (other than the Initial Purchaser, who shall have the rights set forth in Section 2.1(f)).  No assignment of the interest of the Issuer shall be binding unless and until written notice of such assignment shall be delivered to the Escrow Agent and shall require the prior written consent of the Escrow Agent (such consent not to be unreasonably withheld).

Section 5.2.   Escheat.  The Issuer is aware that under applicable state law, property which is presumed abandoned may under certain circumstances escheat to the applicable state.  The Escrow Agent shall have no liability to the Issuer, its respective heirs, legal representatives, successors and assigns, or any other party, should any or all of the Escrow Property escheat by operation of law.

Section 5.3.   Notices.  All notices, requests, demands, and other communications required under this Escrow Agreement shall be in writing, in English, and shall be deemed to have been duly given if delivered (i) personally, (ii) by facsimile transmission with written confirmation of receipt, (iii) by overnight delivery with a reputable national overnight delivery service, (iv) by mail or by certified mail, return receipt requested, and postage prepaid or (v) by email.  If any notice is mailed, it shall be deemed given five business days after the date such notice is deposited in the United States mail.  If notice is given to a party, it shall be given at the address for such party set forth below.  It shall be the responsibility of the Issuer to notify the Escrow Agent in writing of any name or address changes.  In the case of communications delivered to the Escrow Agent, such communications shall be deemed to have been given on the date received by the Escrow Agent.

If to the Issuer:

Consolidated Communications Finance II Co.
121 South 17th Street
Mattoon, Illinois 61938
Attention:  Steven L. Childers
Telephone:  (217) 235-4440
Facsimile:  (217) 258-6240

With a copy to:

Schiff Hardin LLP
233 South Wacker Drive, Suite 6600
Chicago, Illinois 60606
Attention: Alexander Young
Telephone:  (312) 258-5737
Facsimile:  (312) 258-5600

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If the Trustee:

Wells Fargo Bank, National Association
10 South Wacker Drive, 13th Floor
Chicago, Illinois 60606
Attention:  Gregory S. Clarke, Corporate, Municipal and Escrow Solutions
Telephone:  (312) 845-4385
Facsimile:  (312) 726-2158

If to the Escrow Agent or Financial Institution:

Wells Fargo Bank, National Association
10 South Wacker Drive, 13th Floor
Chicago, Illinois 60606
Attention:  Gregory S. Clarke, Corporate, Municipal and Escrow Solutions
Telephone:  (312) 845-4385
Facsimile:  (312) 726-2158

Section 5.4.   Governing Law; Jurisdiction.

(a)           This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of New York.  The Financial Institution’s jurisdiction for purposes of Sections 8-110 and 9-304 of the UCC shall be the State of New York.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in the City of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Escrow Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Escrow Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Escrow Agreement in the courts of any jurisdiction.

(c)           Each of the parties hereto irrevocably waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Escrow Agreement in any New York State or federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Section 5.5.   Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT OR THE ACTIONS OF THE ISSUER, THE ESCROW AGENT OR ANY OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

Section 5.6.   Entire Agreement.  This Escrow Agreement sets forth the entire agreement and understanding of the parties related to the Escrow Property.

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Section 5.7.   Amendment.  This Escrow Agreement may be amended, modified, superseded, rescinded, or canceled only by a written instrument executed by the Issuer, the Trustee, the Escrow Agent and the Financial Institution.

Section 5.8.   Severability.  If any provision of this Escrow Agreement, including any phrase, sentence, clause, section or subsection, is inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatsoever.

Section 5.9.   Waivers.  The failure of any party to this Escrow Agreement at any time or times to require performance of any provision under this Escrow Agreement shall in no manner affect the right at a later time to enforce the same performance.  A waiver by any party to this Escrow Agreement of any such condition or breach of any term, covenant, representation, or warranty contained in this Escrow Agreement, in any one or more instances, shall neither be construed as a further or continuing waiver of any such condition or breach nor a waiver of any other condition or breach of any other term, covenant, representation, or warranty contained in this Escrow Agreement.

Section 5.10.   Headings.  Section headings of this Escrow Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions of this Escrow Agreement.

Section 5.11.   Counterparts.  This Escrow Agreement may be executed in one or more counterparts (which may include counterparts delivered by any standard form of telecommunication), each of which when executed shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

[The remainder of this page left intentionally blank.]

11

IN WITNESS WHEREOF, this Escrow Agreement has been duly executed as of the date first written above.

CONSOLIDATED COMMUNICATIONS FINANCE II CO.

By:	/s/ Steven L. Childers
	Name:	Steven L. Childers
	Title:	Senior Vice President and Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Escrow Agent and Financial Institution

By:	/s/ Stefan Victory
	Name:	Stefan Victory
	Title:	Vice President

Signature Page to the Escrow Agreement

EXHIBIT A

WELLS FARGO BANK, NATIONAL ASSOCIATION
10 South Wacker Drive, 13th Floor
Chicago, Illinois 60606

September 18, 2014

Consolidated Communications Finance II Co.
121 South 17th Street
Mattoon, Illinois 61938
Attention:  Steven L. Childers

Re:  Receipt of Escrow Amount

Ladies and Gentlemen:

Wells Fargo Bank, National Association, as escrow agent (the “Escrow Agent”) under the Escrow Agreement, dated September 18, 2014 (the “Escrow Agreement”), among Consolidated Communications Finance II Co. (the “Issuer”), Wells Fargo Bank, National Association, as trustee, and the Escrow Agent, relating to the Issuer’s 6.50% Senior Notes due 2022, hereby acknowledges receipt pursuant to Section 2.1(d) of the Escrow Agreement of the aggregate amount of $[●] in the form of cash by wire transfer in immediately available funds, which amount represents payment of the Initial Deposit under Section 2.1(a) of the Escrow Agreement.  Such Initial Deposit has been deposited in the Escrow Account, which has been established as set forth in the Escrow Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Escrow Agent

By:
	Name:	Stefan Victory
	Title:	Vice President

EXHIBIT B

CONSUMMATION RELEASE CERTIFICATE
[Date]

Reference is made to the Escrow and Security Agreement, dated September 18, 2014 (the “Escrow Agreement”), by and among Consolidated Communications Finance II Co. (the “Issuer”), Wells Fargo Bank, National Association, as trustee under the Indenture (the “Trustee”), and Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”) and Financial Institution.  Capitalized terms used but not defined herein have the meanings assigned to them in the Escrow Agreement.

The undersigned ___________________, in his or her capacity as __________________ of the Issuer, as __________________ of Consolidated Communications Holdings, Inc.(“Holdings”) and as __________________ of Consolidated Communications, Inc. (the “Company”), does hereby certify on behalf of each of the Issuer, Holdings and the Company that:

(1)           all conditions to the closing of the Acquisition as set forth in the Acquisition Agreement (other than those conditions which by their terms are only capable of being satisfied at closing, but subject to the satisfaction or written waiver (to the extent such waiver is not materially adverse to the holders of the Notes) of those conditions) have been satisfied;

(2)           the Acquisition will be consummated on substantially the terms described in the Preliminary Offering Memorandum and the Final Offering Memorandum, substantially concurrently with the release of the Escrow Property;

(3)  the Escrow Property will be applied in the manner described under the caption “Use of Proceeds” in the Preliminary Offering Memorandum and the Final Offering Memorandum;

(4)  no Default or Event of Default would have occurred and be continuing under the Indenture as if the Indenture and the covenants set forth therein had applied to the Company and the Restricted Subsidiaries (as defined in the Indenture) of the Company since September 18, 2014;

(5)  the Finance Co. Merger (as defined in the Indenture) will be consummated substantially concurrent with the release of the Escrow Property; and

(6)  contemporaneously with the release of the Escrow Property and consummation of the Finance Co. Merger, the Company will assume, by supplemental indenture or joinder, as applicable, all of the obligations of the Issuer under the Notes, the Indenture and the Registration Rights Agreement (as defined in the Indenture) and the Guarantors (as defined in the Indenture) will have, by supplemental indenture or joinder, as applicable, become guarantors and provided Guarantees (as defined in the Indenture) under the Notes and the Indenture and become parties to the Registration Rights Agreement.

Pursuant to the Escrow Agreement, the Issuer hereby authorizes and directs release by the Escrow Agent of the Escrow Property as follows:

(a)           $2,750,000, representing the sum of 1.375% of the aggregate principal amount of the Notes in immediately available funds as follows:

Payee:	Wire Instructions:

Morgan Stanley & Co. LLC	Bank Name: Citibank NA ABA Number: 021-000-089 Account Name: Morgan Stanley & Co Account Number: [3053-9971] FFC A/C 088-0077A-0 Attn: Bryan Smull Ref: Consolidated Communications

    (b)           after making the transfers described in paragraph (a) above, an amount equal to $___________, which are all amounts remaining in the Escrow Account, payable to the Issuer by wire transfer of immediately available funds on [date] as follows:

Payee:	Wire Instructions:

Consolidated Communications, Inc.	Bank of America ABA#: 026009593 Account#: [001390063837] Account Name: Consolidated Communications, Inc.

CONSOLIDATED COMMUNICATIONS FINANCE II CO.

By:
Name:
Title:

CONSOLIDATED COMMUNICATIONS, INC.

By:
Name:
Title:

CONSOLIDATED COMMUNICATIONS HOLDINGS, INC.

By:
Name:
Title:

ACKNOWLEDGMENT OF RELEASE

The Escrow Agent hereby confirms to the Issuer that the Escrow Property has been released by it in accordance with the Consummation Release Certificate.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Escrow Agent

By:
Name:
Title:

EXHIBIT C

REDEMPTION RELEASE CERTIFICATE

Reference is made to the Escrow and Security Agreement, dated September 18, 2014 (the “Escrow Agreement”), by and among Consolidated Communications Finance II Co. (the “Issuer”), Wells Fargo Bank, National Association, as trustee under the Indenture (the “Trustee”) and Wells Fargo Bank, National Association, as escrow agent (“Escrow Agent”) and the Financial Institution.  Capitalized terms used but not defined herein have the meanings assigned to them in the Escrow Agreement.

The undersigned ___________________, in his or her capacity as __________________ of the Issuer, does hereby certify on behalf of the Issuer that [the Acquisition Agreement has been terminated prior to the Redemption Deadline][the Acquisition has not been consummated, and is not expected to be consummated, on or prior to the Redemption Deadline][the Acquisition has not been consummated, but may be consummated on or prior to the Redemption Deadline] and the Issuer is required to redeem the Notes pursuant to Section 3.10 of the Indenture.

Pursuant to the Escrow Agreement, the Issuer hereby authorizes and directs release by the Escrow Agent of the Escrow Property as follows:

    (a)           $[●], representing 100.00% of the aggregate principal amount of the Notes, plus accrued and unpaid interest thereon, calculated based on the number of days from the date of issuance of the Notes up to, but not including, the Special Redemption Date, payable to the Trustee by wire transfer (or internal transfer, if applicable) of immediately available funds as follows:

Payee:	Wire Instructions:

Wells Fargo Bank, National Association	Wells Fargo Bank, N.A. ABA No.: 121000248 Account No.: 0001038377 (Corp. Trust Clearing Wire.) Reference: Consolidated Communications Attn: Julius Zamora

    (b)           after making the transfers described in paragraph (a) above, an amount equal to $____________ which are all amounts remaining in the Escrow Account, payable to the Issuer by wire transfer of immediately available funds as follows:

Payee:	Wire Instructions:

Consolidated Communications, Inc.	Bank of America ABA#: 026009593 Account#: [001390063837] Account Name: Consolidated Communications, Inc.

Notwithstanding the foregoing, in the event the certification above indicates that the Acquisition may be consummated on or prior to the Redemption Deadline, this Redemption Release Certificate may be revoked by delivery of a Consummation Release Certificate on or prior to the Redemption Deadline.

CONSOLIDATED COMMUNICATIONS FINANCE II CO.

By:
Name:
Title:

ACKNOWLEDGMENT OF RELEASE

The Escrow Agent hereby confirms to the Issuer that the Escrow Property has been released by it in accordance with the Redemption Release Certificate.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as
Escrow Agent

By:
Name:
Title:

EXHIBIT D

Consolidated Communications Finance II Co. certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit D identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Consolidated Communications Finance II Co., and that the option checked in Part III of this Exhibit D is the security procedure selected by Consolidated Communications Finance II Co. for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Consolidated Communications Finance II Co.

Consolidated Communications Finance II Co. has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit D best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent.  By selecting the security procedure specified in Part III of this Exhibit D, Consolidated Communications Finance II Co. acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Consolidated Communications Finance II Co.

NOTICE:  The security procedure selected by Consolidated Communications Finance II Co. will not be used to detect errors in the funds transfer instructions given by Consolidated Communications Finance II Co. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary.  If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution.  Therefore, it is important that Consolidated Communications Finance II Co. take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen
Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Consolidated Communications Finance II Co.

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part II

Name, Title, Telephone Number and E-mail Address for
person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

☐
Option 1.  Confirmation by telephone call-back.  The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D.

☐	CHECK box, if applicable: If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

☒
Option 2.  Confirmation by e-mail.  The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit D.  The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D.  Consolidated Communications Finance II Co. understands the risks associated with communicating sensitive matters, including time sensitive matters, by e-mail.  Consolidated Communications Finance II Co. further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

☒	CHECK box, if applicable: If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

☐
Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation.  The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Consolidated Communications Finance II Co. wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent.  If Consolidated Communications Finance II Co. chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

☐
Option 4.  Delivery of funds transfer instructions by password protected file transfer system with confirmation.  Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by ☐ telephone call-back or ☐ e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above.  By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this ____ day of ___________, 20__.
By ________________________________________
Name:
Title:

EXHIBIT E

AGENCY AND CUSTODY ACCOUNT DIRECTION
FOR CASH BALANCES

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit E is attached.

You are hereby directed to deposit, as indicated below, or as either of the undersigned shall direct further in writing from time to time, all cash in the Account in the following money market deposit account of Wells Fargo Bank, National Association:

Wells Fargo Money Market Deposit Account (“MMDA”)

Each of the undersigned understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (“FDIC”), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank.  This includes principal and accrued interest up to a total of $250,000.

Each of the undersigned acknowledges that he has full power to direct investments of the Account.

Each of the undersigned understand that it may change this direction at any time and that it shall continue in effect until revoked or modified by either of the undersigned by written notice to you.

Authorized Representative	Authorized Representative

Date	Date